Plutus Financial Group Limited

NasdaqCM: PLUT

December 2024

Issuer Free Writing Prospectus
Filed pursuant to Rule 433
Relating to Preliminary Prospectus dated December 3, 2024
Registration Statement File No. 333-276791

Plutus Finance
貝德斯金融



Free Writing Prospectus Statement and Disclaimers

The securities of Plutus Financial Group Limited ("we," "us," "our" or the "Company") may only be sold pursuant to an effective registration statement filed with the Securities and Exchange Commission (the "SEC") or an exemption therefrom. This presentation highlights basic information about us and the offering to which this presentation relates. Because it is a summary, it does not contain all of the information that you should consider before investing in our securities. We have filed a registration statement on Form F-1 (including a prospectus, which is currently in preliminary form) (File No. 333-276791) (the "Registration Statement") with the SEC for the offering to which this presentation relates. The Registration Statement has not yet become effective, no ordinary shares have yet been sold pursuant to the Registration Statement, and the prospectus contained therein remains preliminary. Before you invest, you should read the preliminary prospectus in the Registration Statement (including the risk factors described therein) and other documents the Company has filed with the SEC for more complete information about the Company and this offering. You may access these documents for free by visiting EDGAR on the SEC website at www.sec.gov. The preliminary prospectus, dated December 3, 2024, is available on SEC Website at: https://www.sec.gov/Archives/edgar/data/1933021/000149315224048521/formf-1a.htm. Alternatively, the Company or the underwriter participating in the offering will arrange to send you the preliminary prospectus and, when available, the final prospectus and/or any supplements thereto if you contact RF Lafferty & Co., Inc. | telephone: +1 212-293-9090; or e-mail: info@rflafferty.com.

This presentation may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements are characterized by future or conditional verbs or other terms such as "may," "will," "expect," "intend," "anticipate," believe," "plan," "estimate," "continue," "could," "might," "should," "approximately," or "potential," or in each case, their negative or other variations thereon, although not all forward-looking statements contain these words. They appear in several places throughout this presentation and include statements regarding our intentions, beliefs, projections, outlook, analyses or current expectations concerning, among other things, financial market and general economic conditions in Hong Kong and world-wide, and the prospects of our asset management and brokerage services businesses as stated herein.

You should read statements that contain these words carefully because they discuss future expectations and plans, which contain projections of future results of operations or financial condition or state other forward-looking information. Such statements are only predictions, and our actual results may differ materially from those anticipated in these forward-looking statements. By their nature, forward-looking statements involve risks and uncertainties because they relate to events, competitive dynamics, and regulatory developments and depend on the economic circumstances that may or may not occur in the future or may occur on longer or shorter timelines than anticipated. Although we believe that we have a reasonable basis for each forward-looking statement contained in this presentation, we caution you that forward-looking statements are not guarantees of future performance and that our actual results of operation, financial condition and liquidity, and the development of the industry in which we operate may differ materially from the forward-looking statements contained in this presentation as a result of, among other factors, the factors referenced in the "Risk Factors" section of the prospectus contained in the Registration Statement. In addition, even if our results of operation, financial conditions and liquidity, and the development of the industry in which we operate are consistent with the forward-looking statements contained in this presentation, they may not be predictive of results or developments in future periods. Any forward-looking statement that we make in this presentation speaks only as of the date of such statement, and we undertake no obligation to update such statements to reflect events or circumstances after the date of this presentation.

We believe that it is important to communicate future expectations to investors. However, there may be events in the future that we are not able to accurately predict or control. Factors that may cause such differences include those discussed under Risk Factors in the Registration Statement. We do not assume any obligation to update forward-looking statements as circumstances change.

Certain market data information in this presentation is based on management's estimates. The Company obtained the industry, market and competitive position data used throughout this presentation from internal estimates and research as well as from industry publications and research, surveys and studies conducted by third parties. The Company believes its estimates to be accurate as of the date of this presentation. However, this information may prove to be inaccurate because of the method by which the Company obtained some of the data for its estimates or because this information cannot always be verified due to the limits on the availability and reliability of raw data, and the nature of the data gathering process.

This presentation does not constitute an offer or invitation for the sale or purchase of securities or to engage in any other transaction with the Company or its affiliates. No part of this presentation shall form the basis of or be relied upon in connection with any contract or commitment whatsoever. Specifically, these materials do not constitute a "prospectus" within the meaning of the US Securities Act of 1933, as amended, and the regulations enacted thereunder. This presentation does not contain all relevant information relating to the Company or its securities, particularly with respect to the risks and special considerations involved with an investment in the securities of the Company and is qualified in its entirety by reference to the detailed information in the prospectus relating to the proposed offering. Any decision to purchase the Company's securities in the proposed offering should be made solely on the basis of the information contained in the prospectus relating to the proposed offering. The information in this presentation is not targeted at the residents of any particular country or jurisdiction and is not intended for distribution to, or use by, any person in any jurisdiction or country where such distribution or use would be contrary to local law or regulation. This presentation should not be construed as legal, tax, investment or other advice.

Offering Summary

	Transaction Details
Issuer	Plutus Financial Group Limited
Proposed Nasdaq Capital Market Symbol	PLUT
Number of Ordinary Shares Outstanding before this Offering	12,000,000 Ordinary Shares
Number of Shares Being Offered	public offering of 2,100,000 Ordinary Shares
Offering Price Range per Share	US$4-$6 per share
Offering Size	US$8,400,000 to US$12,600,000
Number of Ordinary Shares Outstanding after this Offering	14,100,000 Ordinary Shares
Use of Proceeds	Approximately 20% for digitization of systems and services Approximately 35% for additional funding for customer trading facilities Approximately 45% for expansion of customer management and wealth management teams
Underwriter	R.F. Lafferty & Co., Inc.

Company Overview



Company Overview

Plutus Group provides financial services through its primary Hong Kong operating subsidiaries, Plutus Securities and Plutus Asset Management. Plutus Securities is licensed with the SFC to carry out Type 1 (dealing in securities) regulated activities and mainly offers (i) securities dealings and brokerage services; (ii) margin financing services; and (iii) underwriting and placing services and is also an exchange participant of the HKEx. Plutus Asset Management is licensed with the SFC to carry out Type 4 (advising on securities) and Type 9 (asset management) regulated activities in Hong Kong and mainly offers (i) asset management services and (ii) investment advisory services to our customers.

Plutus Securities is licensed to conduct Type 1 (dealing in securities) regulated activities under the SFC (License No.: BNJ530) and is an exchange participant of the HKEx and provides quality securities dealing and brokerage, margin financing, securities custody and nominee services for customers under the Securities and Futures Ordinance. As a licensed securities broker, Plutus Securities provides a range of financial services.

Plutus Asset Management is licensed to conduct Type 4 (advising on securities) and Type 9 (asset management) regulated activities under the SFC (License No.: BNJ533). Through Plutus Asset Management, the Company offers professional asset management service with tailored comprehensive investment strategies, to maximize return and investment advisory services. As a licensed asset management and advisory firm.

The Company’s team is familiar with the local and global financial markets and has extensive experience in investment and asset management. Through comprehensive training and its dedication to quality services, the Company’s team provides customers with comprehensive professional analysis and investment advice.

Corporate Structure



Cheung Ting Kin
Zhao Zhisheng
65%
35%
100%
Gain Best Investments Limited
Jurisdiction: Samoa
Pre-IPO 3.15%
Post-IPO 2.68%
Wong Hoi Cheung
Pre-IPO 3.15%
Post-IPO 2.68%
DIVINE STAR VENTURES LIMITED
Jurisdiction: British Virgin Islands
Pre-IPO 38.70%
Post-IPO 32.93%
RADIANT GLOBAL VENTURES LIMITED
Jurisdiction: British Virgin Islands
Pre-IPO 47.30%
Post-IPO 40.26%
Li Shan
Pre-IPO 3.85%
Post-IPO 3.28%
Sui Miaomiao
Pre-IPO 3.85%
Post-IPO 3.28%
Plutus Financial Group Limited
Jurisdiction: Cayman Islands
100%
Plutus Financial Holdings Limited
Jurisdiction: British Virgin Islands
100%
Plutus Investment Holdings Group Limited
Jurisdiction: British Virgin Islands
100%
Plutus Investment Holdings International Limited
Jurisdiction: British Virgin Islands
100%
Plutus Financial Investment Limited
Jurisdiction: Hong Kong
100%
One Promise Investment Immigration Consulting Limited
(Formerly "Plutus Financial Holdings Limited")
Jurisdiction: Hong Kong
100%
Plutus Securities Limited
Jurisdiction: Hong Kong
Type 1 license
100%
Plutus Asset Management Limited
Jurisdiction: Hong Kong
Type 4 and Type 9 license
100%
Plutus Asset Management Cayman Limited
Jurisdiction: Cayman

About us

Plutus Securities Limited
貝德斯證券有限公司

Plutus Securities Limited registered with the Securities and Futures Commission of Hong Kong and holds Type 1 (Dealing in securities) (License No.: BNJ530), offers clients with trading, margin financing and securities custody and nominee services.



We aim to provide comprehensive and high-quality asset management and brokerage services for global and Hong Kong clients.

Plutus Asset Management Limited
貝德斯資產管理有限公司

Plutus Asset Management Limited registered with the Securities and Futures Commission of Hong Kong and holds Type 4 (Advising on securities) and Type 9 (Asset management) licenses (License No.: BNJ533), provides professional asset management services, develops comprehensive investment strategies for clients, and strives for excellent investment return.

Comprehensive Service


Local & Overseas Securities Brokerage
Securities Custodian & Nominee Service
Brokerage
Global Capital Market
Underwriting & Placing Services (IPOs, equity placements and debt issuances)
Lending Business
Margin Financing
Stock Pledge
Asset Management
Discretionary Account (Management both Internal & External Discretionary Account)
Investment Manager for Funds
Investment Advisory Services

Plutus Securities Limited
貝德斯證券有限公司

Securities Business

Plutus Securities Limited registered with the Securities and Futures Commission of Hong Kong and holds Type 1 (License No.: BNJ530) license, offers clients with trading, margin financing and securities custody and nominee services.

Securities Business



Hong Kong & Overseas Stocks Trading

We provide securities dealing services. Clients can conduct securities trading through different channels. We provide a safe and reliable online trading platform for clients to take control of their investment portfolios and saving commission by investing online.

Margin Financing Service

We offer clients with high stock margin value and ultra-low interest rate for stock margin financing services which could increase cash flow flexibility and assist client to grasp every golden investment opportunity.

Securities Custody and Nominee Services

To facilitate our clients' effective management of their account, we would provide secure and reliable clearing and settlement procedures, securities real-time quotes, as well as the timely issuance of daily and monthly statements of account. We also provide a variety of securities nominee services, including not limited to collecting dividends services, exercising shareholders' rights and subscribing IPO etc.

Securities Business



Debt Capital Markets (DCM)

Provides corporations and financial institutions, with tailor-made solutions to debt capital markets with fixed income to meet their financing needs through a comprehensive coverage of debt capital market.

Equity Capital Markets (ECM)

Plutus team has deep knowledge and expertise in the small and mid-cap markets. Clients benefit from our team's extensive experience in providing advice on market, valuation, timing and structure of equity offerings. Plutus Capital Markets team offers underwriting for IPO and equity placements, right issues, shares distribution etc.

Initial Public Offering (IPO)

Provides clients with IPO shares subscription services, we help companies connect with investors and provide companies with full services from pre to post IPO.

Securities Business

Plutus Securities Limited is actively involved in global capital market across various sectors. Here are our successful GCM projects:

Successful Equity Capital Market Cases

Milestone Build 1667.HK
Share Placement
HK $116,857,800
Placing Agent
Jan 2021

China Treasures New Materials 2439.HK
New Listing
US $262,500,000
Joint Lead Manager
Mar 2023

Successful Debt Capital Market Cases

YUZHOU GROUP & Affiliate 1628.HK
USD Bond Placement
US $267,000,000
Placing Agent
Mar 2021

YUZHOU GROUP & Affiliate 1628.HK
USD Bond Placement
US $250,000,000
Placing Agent
Jun 2021

YUZHOU GROUP & Affiliate 1628.HK
USD Bond Placement
US $217,000,000
Placing Agent
Sep 2021

Aerotropolis Xingcheng Group
USD Bond Placement
US $4,250,000
Joint bookrunner
Apr 2022

Shaodong City Development Group Co. LTD
EUR Bond Placement
EUR $147,000,000
Joint bookrunner
Aug 2022

Jinan Tianqiao Development Group Co. LTD
USD Bond Placement
US $5,000,000
Joint bookrunner
Dec 2023

Plutus Asset Management Limited
貝德斯資產管理有限公司

Asset Management Business

Plutus Asset Management Limited is a licensed corporation to conduct Type 4 (Advising on Securities) and Type 9 (Asset Management) regulated activities (BNJ533) under the SFC of Hong Kong.

Asset Management Business

Funds Management

With professional and efficient research platform to help clients maximize their potential returns.

Discretionary Accounts

Develop relevant investment strategies for clients based on investors' tolerable risks and investment preference.

Investment Advisory

Provide investment advisory services for funds managed by other asset management companies.

Asset Management Business

Plutus Asset Management Platform can manage various type of fund structures and discretionary account business.


Fixed Income Fund
Limited Partnership Fund
Open ended Fund
Discretionary Account
Private Equity
Hedge Fund
Asset-Backed Fund
Real Estate Fund
Mortgage-backed Fund

Asset Management Business

Private Equity

Plutus Asset Management seeks investment opportunities to invest in established and growing companies around the world. Playing a vital role in helping companies realize their growth potential, we provide funding and operational support to management in order to identify outstanding companies and their values. Our approach helps our portfolio companies develop their core business, launch new plans, make transformative acquisitions, and upgrade technologies and systems in order to support their long-term growth. With our discretionary investment account services, we help client to maximize their return with our professional insights.

Hedge Fund

Plutus Asset Management aims to provide clients with various investment solutions, including tailored and mixed portfolios, special cases, seed grants, GP ownership and royalties.

Our investment philosophy is to protect and increase investors' assets with mixed and customized investment strategies that are designed to provide attractive risk-adjusted returns and reduce risk.

Asset Management Business

Real Estate Fund

The fund aims to seek income and capital growth through direct or indirect investment in Hong Kong real estate market. Each asset is accompanied by a detailed business plan, outlining goals, and a comprehensive asset management and development plan. Real Estate fund allows investors to acquire equivalent return as investing in mutual fund, by taking the advantage of the same specialty and the portfolio management accordingly.

Fixed Income and Mortgage-Backed Funds

Plutus offers clients with various investment solutions, including tailored and mixed portfolios. Mortgage-Backed Security ("MBS") or Asset-Backed Security ("ABS"), that invest in assets (normally real estate or mortgage loan) to receive fixed income and achieve risk mitigation.

Plutus managed two segregated portfolio named

- Plutus Greater China High Yield Fund I SP; and

- Plutus Guardians ABS Fund I SP.

MANAGEMENT AND DIRECTORS



Management and Directors

Zhisheng Zhao – Chairman and Director

Mr. Zhao, our Chairman and founder of Plutus group of companies, is a merchant whose main business is developing and investing real estate and urban redevelopment in mainland China. He has been a top managemant, director and shareholder in several private companies in China for more than five years.

In 2018, he invested over HK$50 million as capital to develop Plutus Securities Limited, Plutus Asset Management Limited and their related companies. Mr. Zhao's extensive business experience and connections are highly valuable to the recruitment of new customers and the development of our synergistic relationships for our brokerage services and asset management businesses.

Ting Kin Cheung – Chief Executive Officer and Director

Mr. Cheung, our CEO and director, has accumulated over 16 years of experience in finance, accounting, company secretary position, initial public offering, merger and acquisition, fund raising and debt restructuring. He previously held various positions at Ernst & Young, TGX Capital Limited (a company engaged in private equity investment funds), Seige Communication Limited, Richly Field Development Limited (HKEX stock code: 313). Starting from January 2019, He has served as the business development director of Plutus Securities Limited, and Plutus Asset Management Limited.

Mr. Cheung obtained a degree of Bachelor of Commerce Accounting and Finance from the Curtin University of Technology, Australia and a Master of Finance from the Australian National University, Australia. He was admitted as an associate of CPA Australia in June 2004 and a Certified Public Accountant of the Hong Kong Institute of Certified Public Accountants in March 2015.

Management and Directors

Chun Lok Yeung – Chief Financial Officer

Mr. Yeung has been our Chief Financial Officer since March 2019. Prior to joining Plutus Group, he worked in Global Group Securities Limited (a Hong Kong licensed brokerage firm), from July 2018 to February 2019, Partners Capital Group Limited (a brokerage and asset management firm in Hong Kong and the British Virgin Islands), from July 2016 to June 2018, Tianda Pharmaceuticals Limited (HKEX stock code: 455), from July 2013 to June 2016.

Mr. Yeung is a member of the Hong Kong Institute of Accredited Accounting Technicians and holds a Higher Diploma in Accountancy from the School of Business and Information Systems of Hong Kong.

Wing Cheung Yan – Independent Director Nominee

Mr. Yan has over 30 years of experience with regard to auditing, corporate finance, financial management and corporate governance issues. He previously worked in companies listed in Hong Kong and the United Kingdom. From July 2005 to October 2019, held various top management roles in DIT Group Ltd. (HKEX stock code: 726), Green Dragon Gas Limited (AIM: GDG)(a company listed on the Alternative Investment Market of the London Stock Exchange), Chinese People Holdings Company Limited (HKEX stock code: 681). Prior to joining the commercial sector, Mr. Yan worked in renowned Big 4 international audit firms.

Mr. Yan graduated from the Hong Kong Polytechnic with a Professional Diploma in Accountancy, and from the University of Bradford, United Kingdom, with a Master's degree in Business Administration. He is a fellow member of the Association of Chartered Certified Accountants and the Hong Kong Institute of Certified Public Accountants, and an associate member of the Hong Kong Independent Non-Executive Director Association.

Management and Directors

Tin Shun Lui – Independent Director Nominee

Mr. Lui has over 15 years of experience in corporate finance, accounting, investor relationship, business development and capital market activities. He previously held various senior roles at Ernst & Young, Guotai Junan Capital Limited, Biocarbon Capital Limited (a boutique investment firm specializing in natural resources and entertainment), Celestial Capital Limited and South China Capital Limited. Since September 2019, He started Delight City Capital Limited, a boutique investment firm which focuses on special situation and overseas property investments, where he is responsible for principal investment, business development, and overall leadership of the company.

Mr. Lui obtained a Bachelor of Arts degree in Economics from the Queen's University in Ontario, Canada in May 2004. He is a member of the Hong Kong Institute of Certified Public Accountants.

Wing Yan Lam – Independent Director Nominee

Ms. Lam has over 10 years of experience in accounting, auditing, and financial reporting. From September 2011 to May 2021, she previously held various senior roles at PKF Hong Kong, RSM Hong Kong, Ernst & Young Hong Kong, Triangular Force Construction Engineering Limited (a wholly-owned subsidiary company of State Innovation Holdings Limited, currently known as Beaver Group (Holding) Company Limited (HKEX stock code: 8275)), Perfect Ease Holdings Limited and Wellfit Paper Products (Int.) Ltd. Since May 2021, she has served as Head of Advisory for Soar Harvest Consultants Limited, an advisory firm providing advisory services to customers in accounting, auditing, taxation, and internal control procedures.

Ms. Lam obtained a BBA (Hons) in Accountancy with The Hong Kong Polytechnic University in July 2011 and is current pursuing a Master of Accountancy at The Chinese University of Hong Kong. She is a practising member of the Hong Kong Institute of Certified Public Accountants, a member of the Taxation Institute of Hong Kong, a member of Certified Practising Accountant Australia, and a member of the Institute of Chartered Accountants in England and Wales.

FINANCIAL INFORMATION



Financial Information

For the Years Ended December 2022 & 2023 And Six Months Ended June 30, 2024


Revenue & Net Income Analysis
HK$25,000,000
HK$20,000,000
HK$15,000,000
HK$10,000,000
HK$5,000,000
HK$0
HK$5,000,000
HK$10,000,000
Revenue (HK$)
Income (HK$)
FY2022
FY2023
Jun 30 2024

	FY 2022	FY 2023	As of Jun 30, 2024
Revenue (HK$)	19,277,000	21,939,000	4,392,000
Net Income (HK$)	(944,000)	(6,014,000)	(3,788,000)

Thank You

Contact Us

Issuer: Plutus Financial Group Limited Suite 102, Cannon Place, P.O. Box 712, North Sound Rd., George Town, Grand Cayman, KY1-9006 Cayman Islands Phone: +852 2968 1192	Underwriter: R F Lafferty & Co Inc 40 Wall Street, 27th Floor New York, NY 10005 Phone: +1 212-293-9090

